Exhibit 16.1

January 5, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Clene Inc. (successor to Tottenham Acquisition I Limited) under Item 4.01 of its Form 8-K filed January 5, 2021. We agree with the statements concerning our firm in such Form 8-K. We are not in a position to agree or disagree with other statements of Clene Inc. contained therein.

Very truly yours,

/s/ Friedman LLP

New York, New York